Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Commits $17 Million to Two Senior Housing Properties
- Broadens Relationship with Chancellor Health Care--

MURFREESBORO, Tenn. - (October 31, 2013) National Health Investors, Inc. (NYSE:NHI) announced today a $17 million commitment for two senior housing properties with its current tenant, Chancellor Health Care. The commitment includes today’s $9.5 million acquisition and planned renovation of Woodlands Assisted Living in Baltimore, Maryland along with a $7.5 million commitment to construct a free-standing assisted living and memory care community on the Linda Valley senior living campus in Loma Linda, California already leased from NHI. The acquisition was funded from borrowings on NHI’s revolving credit facility.

“The purchase of the Woodlands community and the Loma Linda campus expansion are great opportunities to expand our relationship with Chancellor Health Care,” said Justin Hutchens, NHI’s CEO and President.

Located in Baltimore, MD, Woodlands Assisted Living is a 63-unit assisted living community built in 1999. NHI acquired the property for approximately $9 million plus a $500,000 commitment for renovations and improvements. The initial lease term is for seven years with renewal options at an annual rate of 8% plus annual fixed escalators.

Additionally, NHI committed $7.5 million to build a 46-unit free-standing assisted living and memory care community, expanding the Linda Valley senior living campus in Loma Linda, California, which will be added to an existing lease between Chancellor and NHI. The current lease term is 15 years with renewal options at an annual rate of 9% plus fixed annual escalators. NHI purchased the Linda Valley campus in 2012 and leased it to Chancellor Health Care, who has been operating the campus since 1993.

NATIONAL HEALTH INVESTORS, INC (NYSE: NHI), a Maryland corporation incorporated and publicly listed in 1991, is a healthcare real estate investment trust (REIT) specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include senior housing (assisted living, memory care, independent living and senior living campuses), skilled nursing, medical office buildings and specialty hospitals. www.nhireit.com

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com.